Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA		SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 7, 2013 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended September 28, 2013.

Arden Group, Inc. is the parent company of Gelson’s Markets which currently operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In Thousands, Except Share, Per Share & Footnote Data)		September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Sales	(a)	$112,121	$108,150	$336,807	$323,076

Operating income	(b)	6,303	8,541	21,831	21,674
Interest, dividend and other income (expense), net		(10)	25	(12)	73

Income before income taxes		6,293	8,566	21,819	21,747
Income tax provision		2,564	3,491	8,890	8,861

Net income		$3,729	$5,075	$12,929	$12,886

Basic and diluted net income per common share		$1.21	$1.65	$4.21	$4.20
Basic and diluted weighted average common shares outstanding		3,071,000	3,071,000	3,071,000	3,071,000

(a)

Same store sales from the Company’s 16 supermarkets (which excludes the Northridge and Pasadena locations which were closed on February 25, 2012 and June 15, 2013, respectively) were $111,068,000 during the third quarter of 2013 compared to $104,709,000 in the third quarter of 2012, an increase of 6.1%. For the thirty-nine weeks ended September 28, 2013, same store sales were $329,118,000 compared to $311,003,000 in the same period of 2012, an increase of 5.8%. The increase in same store sales is the result of an increase in the number of transactions in 2013 compared to the prior year, as well as inflation.

In September 2012, Gelson’s entered into a lease for a supermarket location in the marina area of Long Beach, California. After extensively remodeling the site, Gelson’s opened a new supermarket at that location on November 7, 2013. In September 2013, Gelson’s entered into a lease for a supermarket location in La Cañada Flintridge, California. Gelson’s took possession of the property on November 1, 2013 and anticipates opening a new supermarket at that location in February 2014.

(b)

Operating income in the third quarter of 2013 decreased due to higher stock appreciation rights (SARs) compensation expense in the current period compared to the same period of the prior year primarily as a result of an increase in the price of the Company’s Class A Common Stock. The Company recorded SARs compensation expense of $1,939,000 and $200,000 in the third quarter of 2013 and 2012, respectively. Operating income also decreased due to an increase in the United Food & Commercial Workers International Union (UFCW) health and welfare and pension contribution rates at various times throughout 2012 and 2013, as well as an increase in worker’s compensation insurance premiums effective July 1, 2013. The negative impact of higher SARs compensation expense, union benefits and worker’s compensation costs on operating income was partially offset by the positive impact of higher sales.

Operating income in the first nine months of 2013 and 2012 reflects the impact of two store closures – the Pasadena and Northridge locations. Closing costs of $121,000 and $1,912,000 related to the closing of the Pasadena and Northridge stores were recognized in the first nine months of 2013 and 2012, respectively. In addition, the Company recorded SARs compensation expense of $3,049,000 in the first nine months of 2013. Conversely, in the same period of 2012, the Company reversed $234,000 of SARs compensation expense recognized in prior periods. Excluding the costs related to store closings and SARs compensation expense, operating income increased by 7.1% in the first nine months of 2013 compared to the same period of 2012. This increase is the result of higher sales and a decrease in store expense as a percent of sales. The decrease in store expense as a percent of sales is due to an increase in sales without a comparable increase in expense, as well as the closing of unprofitable locations. Operating income in 2013 also reflects an increase in UFCW benefit contribution rates and a UFCW bonus of approximately $768,000 paid in March 2013.

Exhibit 99.1

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Current Report on Form 8-K are forward-looking statements. These statements discuss, among other things, the opening of a new location which may or may not be accomplished. These forward-looking statements reflect the Company’s current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this Current Report involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842 Facsimile: (310) 631-0950